EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
GenVec, Inc.:

We consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-193511 and No. 333-164862), and on Form S-8 (File No. 333-183182, No. 333-183179, No. 333-176215, No. 333-153693, and No. 333-110446) of GenVec, Inc. of our report dated March 28, 2014, with respect to the balance sheets of GenVec, Inc., as of December 31, 2013 and 2012 and the related statements of operations and comprehensive loss, stockholders’ equity, and cash flows for the years then ended which report appears in the December 31, 2013 Annual Report on Form 10-K of GenVec, Inc.

/s/ KPMG LLP

McLean, Virginia
March 28, 2014